EXHIBIT 3.2

AMENDMENT TO SECTION 8.4 OF THE NATIONAL TECHNICAL SYSTEMS, INC. BYLAWS

If the shares of the corporation are classified, or if any class of shares has two or more series, there shall appear on the certificate one of the following: (i) a statement of the rights, preferences, privileges, and restrictions granted to or imposed upon each class or series of shares authorized to be issued and upon the holders thereof; (ii) a summary of rights, preferences, privileges, and restrictions with reference to the provisions of the articles of incorporation and any certificates of determination establishing the same; or (iii) a statement setting forth the office or agency of the corporation from which shareholders may obtain, upon request and without charge, a copy of the statement referred to in (i) above.

There shall also appear on the certificate the following statements (if applicable): (i) that the shares are subject to restrictions upon transfer; (ii) if the shares are assessable or are not fully paid, that they are assessable or, on partly paid shares, the total amount of the consideration to be paid and the amount previously paid; (iii) that the shares are subject to a close corporation voting agreement, or an irrevocable proxy, or restrictions upon voting rights contractually imposed by the corporation; (iv) that the corporation is a close corporation, whose shareholders of record cannot exceed a specified amount; (v) that the shares are redeemable; and (vi) that the shares are convertible and the period for conversion. Any statement on the face of the certificate required by this paragraph shall be conspicuous.

When the corporation’s articles of incorporation are amended in any way affecting the statements contained in the certificates for outstanding shares, or it becomes desirable for any reason, in the discretion of the Board of Directors, to cancel any outstanding certificate for shares and issue a new certificate therefor conforming to the rights of the holder, the Board of Directors may order any holders of outstanding certificates for shares to surrender and exchange them for new certificates within a reasonable time to be fixed by the Board of Directors.

Notwithstanding anything contained in this Article VIII, Section 8.4 to the contrary, the corporation may adopt, in accordance with Section 416(b) of the California General Corporation Law, a system of issuance, recordation, and transfer of its shares by electronic or other means not involving any issuance of certificates.